Exhibit 99.1

FOR IMMEDIATE RELEASE

Mohegan Gaming & Entertainment Announces Leadership Changes

Departure of Chief Executive Officer (CEO) Mario Kontomerkos and Appointment

of Ray Pineault as Interim CEO and Carol Anderson as Chief Financial Officer

Uncasville, CT, March 17, 2021 – Mohegan Gaming & Entertainment (MGE), developer of awe-inspiring integrated entertainment resorts (IER) worldwide, today announced that President and Chief Executive Officer Mario Kontomerkos will step down effective March 31, 2021. Chief Operating Officer (COO) Ray Pineault will act as Interim Chief Executive Officer subject to necessary regulatory filings or approvals.

“During his tenure with the organization, first as Chief Financial Officer and more recently as CEO, Mario played a critical role in the growth and success of the organization,” said James Gessner, Jr., Chairman of the Mohegan Tribe. “We thank Mario for his many years of service to the Tribe and MGE, more recently navigating the company successfully through the ongoing global pandemic as well as a major refinancing earlier this year. We wish Mario all the best in his future endeavors and opportunities.”

Gessner added that, “While we conduct a search for a new CEO, we are thankful for Tribal member and MGE COO Ray Pineault, who will assist as Interim CEO. Ray has served his Tribe for over two decades in various roles and capacities, and we look forward to his continued guidance and experience as we search for a new corporate leader.”

Pineault has over 20 years of experience with MGE, most recently as Chief Operating Officer since July 2020. He also served as Regional President at MGE and President and General Manager of the brand’s flagship property, Mohegan Sun in Connecticut.

MGE also announced today that Carol Anderson will assume the role of Chief Financial Officer bringing extensive knowledge and expertise to her new role helping to guide MGE through this period of strategic development and growth.

“Carol’s experience will be key in continuing to promote MGE as a worldwide industry leader in integrated resort entertainment and assisting to steer the organization through this next chapter of development and growth,” Gessner said. “We are thrilled to have Carol join the MGE team to further support our efforts throughout the U.S. and abroad.”

Anderson brings a wealth of financial and legal experience to the role where she will provide strategic leadership in global capital markets, financial planning and analysis, and the development and implementation of global integrated financial and accounting practices, systems, and programs. Focusing on corporate finance and accounting, treasury operations and cash management, capital markets transactions, SEC reporting, controls, governance, and procurement, Anderson will work closely with leaders throughout the enterprise globally to create a strong foundation that supports organizational alignment, productivity, effectiveness, and efficiency.

Anderson comes to MGE from Scientific Games Corporation in Las Vegas, where she served most recently as Senior Vice President – Treasury, Capital Markets and Associate General Counsel. Prior to joining Scientific Games, Carol worked as a Project Manager for Williams and Associates, PC; an Associate, Business Transactions and Gaming Groups at Lewis Roca Rothgerber Christie LLP; an Associate, Capital Markets Department at Latham & Watkins LLP; and a Vice President, Investment Banking Division (Leveraged Finance) at Lehman Brothers. She began her career as an Associate with Weil, Gotshal & Manges LLP.

About Mohegan Gaming & Entertainment

Mohegan Gaming & Entertainment (MGE) is a master developer and operator of premier global integrated entertainment resorts, including Mohegan Sun in Uncasville, Connecticut, Inspire in Incheon, South Korea and Niagara, Casinos in Niagara, Canada. MGE is owner, developer, and/or manager of integrated entertainment resorts throughout the United States, including Connecticut, New Jersey, Washington, Pennsylvania, Louisiana, as well as Northern Asia and Niagara Falls, Canada, and coming soon, Las Vegas, Nevada. MGE is owner and operator of Connecticut Sun, a professional basketball team in the WNBA. For more information on MGE and our properties, visit www.mohegangaming.com